Exhibit 10.2

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”) is dated as of June 24, 2021, and effective as of June 30, 2021 (the “Effective Date”), by and among SandRidge Permian Trust, a statutory trust formed under the laws of the State of Delaware (the “Assignor”), and Montare Resources I, LLC (the “Assignee”) and consented to by Avalon Energy, LLC, a Texas limited liability company (the “Company”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Repayment Agreement (as defined below).

RECITALS

A.	WHEREAS, reference is made to that certain Repayment Agreement, dated as of March 1, 2021, between the Company and the Assignor (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Repayment Agreement”);

B.	WHEREAS, pursuant to the Repayment Agreement, the Company has agreed to pay to the Assignor the Owed Amount;

C.	WHEREAS, following entry by the Assignor and the Company into the Repayment Agreement, the Company has paid to the Assignor a total of $1,351,875.00 in cash distributions received by the Company pursuant to the Trust Agreement;

D.	WHEREAS, as of the Effective Date, (i) the accrued interest on the Missed May 2020 Payment, from the date of the last payment under the Repayment Agreement to and including the Effective Date, is $9,350.00; (ii) the balance of the Owed Amount that is currently due and owing by the Company to the Assignor is $3,461,774.00 (comprised of the balance of the Missed May 2020 Payment of $3,452,423.00 plus the accrued interest as of the Effective Date of $9,350.00) and (iii) the Company has directed The Bank of New York Mellon Trust Company, N.A., as trustee of the Assignor (the “Trustee”), to offset $301,638.00 in fees and reimbursable expenses pursuant to the Administrative Services Agreement dated as of April 1, 2011 between the Company and the Assignor (the “ASA Offset Amount”) against the balance of the Owed Amount that is currently due and owing by the Company to the Assignor; and

E.	WHEREAS, pursuant to the terms and conditions of this Assignment, the Assignor wishes to sell and assign, and the Assignee wishes to purchase and assume from the Assignor, the interest in and to all of the Assignor’s rights and obligations under the Repayment Agreement.

NOW THEREFORE, in consideration of the premises, representations, warranties, and the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Assignment. Subject to and in accordance with the terms and conditions set forth herein and in the Repayment Agreement, and for an agreed consideration of $3,160,136.00 (the “Consideration”) delivered by the Assignee to the Assignor in immediately available funds contemporaneously with the execution and delivery of this Assignment, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, as of the Effective Date, the interest in and to all of the Assignor’s rights and obligations under the Repayment Agreement and all of the Assignor’s outstanding rights and obligations thereunder, including but not limited to the right to receive the remainder of the Owed Amount (collectively, the “Assigned Interest”). From and after the Effective Date, the Company shall make all payments in respect of the Assigned Interest (including payments of the balance of the Owed Amount) to the Assignee.

2.            Representations and Warranties. The Assignor represents and warrants to the Assignee that (a) the Assignor is the legal and beneficial owner of the Assigned Interest, (b) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (c) the Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby. The Assignee represents and warrants to the Assignor that the Assignee has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby. The Company and the Assignor represent and warrant to the Assignee that as of the Effective Date (i) the accrued interest on the Missed May 2020 Payment, from the date of the last payment under the Repayment Agreement to and including the Effective Date, is $9,350.00; (ii) the balance of the Owed Amount that is currently due and owing by the Company is $3,461,774.00 (which will continue to accrue interest payable to the Assignee after the Effective Date), (iii) the Company has directed the Trustee to offset the ASA Offset Amount of $301,638.00 against the balance of the Owed Amount that is currently due and owing by the Company to the Assignor and (iv) the Consideration in the amount of $3,160,136.00 reflects the balance of the Owed Amount less the ASA Offset Amount of $301,638.00.

3.            General. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to conflict of laws principles thereof. The division of this Assignment into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Assignment. If any term or other provision of this Assignment is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such provision shall be modified so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible

4.            The Assignor’s Covenants. The Assignor acknowledges and agrees that (a) the Consideration shall be included in the next regular distribution made by the Assignor to its unitholders pursuant to the Trust Agreement, (b) as of the Effective Date, the Assignor releases any claim to the Owed Amount or any other rights to repayment under the Repayment Agreement, (c) following the Effective Date, the Company may use cash distributions, if any, received by the Company from the Assignor on each Quarterly Payment Date to repay amounts due and owing to the Assignee under the Repayment Agreement.

5.            Notice. Any notice or demand under this Assignment shall be made pursuant to Section 6 of the Repayment Agreement. The Assignee’s notice information is: 400 East Las Colinas Blvd., Suite 680, Irving, TX 75039, Attention: Dickie D. Hunter.

IN WITNESS WHEREOF, each party hereto has caused this Assignment to be duly executed as of the date first written above.

ASSIGNOR:

SANDRIDGE PERMIAN TRUST

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Sarah Newell
Name:	Sarah Newell
Title:	Vice President

ASSIGNEE:

MONTARE RESOURCES I, LLC

By:	/s/ Dickie D. Hunter

Name: Dickie D. Hunter
Title: President

COMPANY:

AVALON ENERGY, LLC

By:	/s/ Stephen C. Pugh

Name: Stephen C. Pugh
Title: President and CEO